Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease is entered into as of December 7, 2021, by and between 900 Middlesex Property Owner, LLC, a Massachusetts limited liability company with a usual place of business at 133 Pearl Street, Boston, Massachusetts 02110 (“Landlord”), and MarkForged, Inc., a Delaware corporation, located at 900 Middlesex Turnpike, Bldg. 4, Billerica, Massachusetts (“Tenant”).

WHEREAS, pursuant to a Lease dated as of March 2019 between Landlord and Tenant (the “Lease”), Tenant is presently leasing from Landlord, certain premises consisting of approximately 25,000 square feet as more fully described in the Lease (“Existing Premises”) at the real property known as 900 Middlesex Turnpike, Bldg. 4, Billerica, Massachusetts (the “Property”).

WHEREAS, Tenant has requested that Landlord increase the Premises by approximately 21,902 rentable square feet within the Building (the “Expansion Premises”), as defined in Exhibit A which Landlord has agreed to do and which shall be incorporated collectively into the definition of Leased Premises.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein, shall have the meanings ascribed to such terms in the Lease. Unless the context clearly indicates otherwise, all references to the “Lease” in the Lease shall be deemed to refer to the Lease as amended thereby and hereby.

2. Amendment to Leased Premises. That the definition “Leased Premises” shall be deleted in its entirety and replaced with the following:

“LEASED PREMISES: Approximately 46,902 square feet of space located in the Building and identified on Exhibit A-1 as the Existing Premises and the Expansion Premises.”

3. That the definition “Lease Term” shall be deleted in its entirety and replaced with the following:

“LEASE TERM: The Lease Term will expire on May 31, 2029”.

4. That a new definition shall be inserted into the Lease for “Expansion Commencement Date” as follows:

“EXPANSION COMMENCEMENT DATE: The earlier of (a) TECNAU vacating the Expansion Premises or (b) June 1, 2022.”

5. That a new definition shall be inserted into the Lease for “Expansion Rent Commencement Date” as follows:

“Expansion Rent Commencement Date means the period commencing on the first day next following the last day of the Buildout Period subject to any free rent period applicable”

6. Minimum Rent Revision. Prior to the Expansion Rent Commencement Date, the Tenant shall continue to pay Rent as provided for in the Lease as to the Existing Premises; provided however, the Minimum Rent Schedule contained in the Lease shall be deleted in its entirety and replaced with the following, effective as of the Expansion Rent Commencement Date as to the Existing Premises and as to the Expansion Premises.

Minimum Rent for the Existing Premises shall be paid as follows:

Period Ending	Annual Minimum Rent	Monthly Installment
4/17/2020	$0.00	$0.00
4/30/2021	$343,750.00	$28,645.83
5/31/22 (13 mo)	$354,062.50	$29,505.21
5/31/2023	$364,684.38	$30,390.36
5/31/2024	$375,624.91	$31,302.08
5/31/2025	$386,893.65	$32,241.14
5/31/2026	$398,500.46	$33,208.37
5/31/2027	$410,455.48	$34,204.62
5/31/2028	$422,769.14	$35,230.76
5/31/2029	$435,452.22	$36,287.68

Minimum Rent for the Expansion Premises shall be paid as follows:

Period Ending	Annual Minimum Rent	Monthly Installment
9/30/2022	$0.00	$0.00
5/31/2023	$350,432.00	$29,202.67
5/31/2024	$360,944.96	$30,078.75
5/31/2025	$371,773.31	$30,981.11
5/31/2026	$382,926.51	$31,910.54
5/31/2027	$394,414.30	$32,867.86
5/31/2028	$406,246.73	$33,853.89
5/31/2029	$418,434.13	$34,869.51

That a new definition for “Buildout Period” is inserted the Lease as follows:

BUILDOUT PERIOD: Subject to Applicable Law, Tenant shall be granted early access until the later of, (a) One Hundred and Twenty days (120) days from the Expansion Commencement Date, or (b) Landlord’s substantial completion of the work in Article 8 below(the “Buildout Period”) to commence Tenant improvements, including, without limitation, installation of its furniture, fixtures and equipment, and certain other improvements set forth in Exhibit “B-1” attached hereto (the “Tenant Improvements”), preparing the Leased Premises for the Tenant’s use so long as Tenant and its contractors do not interfere with Landlord and its contractors. Tenant shall, during the Buildout Period, be responsible for all utilities used by Tenant and shall provide Landlord with the required Tenant insurance prior to entering into occupancy during the Buildout Period. Notwithstanding anything to the contrary contained herein, Tenant shall not conduct any business on the Expansion Premises during the Buildout Access Period. In the event Tenant conducts any business on the Expansion Premises during the Buildout Period, the Minimum Rent Commencement Date will deemed to have occurred.

7. That the definition “Pro Rata Share” shall be deleted in its entirety and replaced with the following:

“Pro Rata Share: Tenant’s Pro Rata Share shall be 26.55%, and will increase to 49.80% on the Expansion Premises Rent Commencement Date”.

8. Landlord shall be responsible for completing the following work, at Landlord’s sole cost and expenses promptly following the Expansion Commencement Date during the Buildout Period:

(i) furnish and install McQuay factory controllers to control existing roof top units servicing the Premises from within the building to ensure the existing units operate redundantly .

(ii) Removal of all defunct HVAC, mechanical and/or electrical equipment not being used on the roof above the Expansion Premises.

(iii) Manufacturing floor and the Expansion Premises to be resealed and unreasonable cracks to be filled in.

(iv) Landlord will complete a demising wall between the Expansion Premises and TECNAU remaining premises.

(v) Landlord shall separately meter Tenant’s electric and gas.

9. Modification to Expansion Option. Notwithstanding anything to the contrary contained in the Lease, Section 2.3, is hereby deleted in its entirety and is not applicable to this First Amendment to Lease.

10. That section 7.3 shall be deleted in its entirety and replaced with the following:

“7.3 PARKING. Landlord and Tenant acknowledge that the Leased Premises includes the right of Tenant to park seventy-nine (79) passenger vehicles in the areas and space depicted on Exhibit A, of which eight (8) will be designated by Landlord as reserved parking with no obligation on the part of Landlord to police or enforce such reserved parking. Landlord will provide signage only, in form acceptable to Landlord in its reasonable discretion.”

11. Tenant Allowance. That the Tenant shall be provided an allowance for Tenant Improvements to the Expansion Premises as follows:

ALLOWANCE. Landlord and Tenant agree that Landlord shall provide Tenant with an allowance of Five Hundred Forty Seven Thousand Five Hundred Fifty Dollars and 00/100 Dollars ($547,550.00) (the “Tenant Improvement Allowance”) for the Tenant Work and any other work and improvements that Tenant may in its discretion elect to make to the Premises (collectively the “Tenant Improvements”). The Tenant Improvement Allowance may be used for the Tenant Improvements and any costs relating to the design, construction, acquisition and installation of the Tenant Improvements to be installed in the Expansion Premises, including without limitation, architectural and engineering fees, licenses, permits and the costs of any and all plans and specifications and/or construction of the Tenant Improvements. With respect to all Tenant Improvements (i) Tenant’s choice of architects/space planner and contractor, if any, with respect to such Tenant Improvements, shall be subject to Landlord’s prior written approval, with approval not to be unreasonably withheld, conditioned or delayed, (ii) prior to commencement of construction of the Tenant Improvements, Tenant shall provide Landlord with plans and specifications for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, (iii) such Tenant Improvements shall be constructed in accordance with such plans and specifications approved by Landlord, and (iv) Tenant or Tenant’s contractor shall carry “Builder’s All Risk” insurance in commercially reasonable amounts covering the construction of Tenant Improvements. All Tenant Improvements shall be performed and completed in compliance with all applicable laws, codes, regulations and ordinances, free of liens and without any claims for unpaid bills or materials, labor or supplies. Tenant’s contractor or contractors for the Tenant Improvements shall be licensed and carry Worker’s Compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with commercially reasonable limits in form reasonably approved by Landlord. Tenant’s contractor or contractors shall submit to Landlord, a Certificate of Insurance, naming Landlord as an additional insured prior to the commencement of any Tenant Improvements. Tenant shall furnish to Landlord, to the extent applicable, executed construction permits, evidence reasonably satisfactory to Landlord of final inspection of the Tenant Improvements by all governmental agencies having jurisdiction over the Expansion Premises and such invoices, certifications, affidavits, lien releases and other documentation as Landlord may reasonably request, to be assured, to Landlord’s reasonable satisfaction, that the Tenant Improvements have been completed in compliance with all laws and, if applicable, in accordance with the plans and specifications approved by Landlord and have been paid for by Tenant. Landlord shall have the option to either pay such expenses directly or to have Tenant be responsible for paying such expenses. Tenant will be responsible for paying all costs of the Tenant Improvements in excess of the Tenant Improvement Allowance. If the Tenant Improvement allowance is not fully used by the first anniversary of the Expansion Commencement Date or the cost of the Tenant Improvements is less than the Tenant Improvement Allowance, such money shall remain the sole property of Landlord and shall be forfeited by Tenant and no longer offered. Tenant shall not be given any such surplus in cash or allowed to use such surplus in any manner and shall return such surplus to Landlord immediately. Landlord shall pay to Tenant (or if determined by Landlord directly to Tenant’s general contractor), the Tenant Improvement Allowance in multiple disbursements (but not more than once in any calendar month), following the receipt by Landlord of the following items:

(a) An application for payment substantially in the form of AIA Document G-702, covering all work for which disbursement is to be made to a date specified therein, and

(b) The architect’s certification that the work for which payment has been requested has been completed, including with respect to the last application for payment only, any punch-list items, on appropriate AIA form or another form reasonably approved by Landlord (collectively a “Completed Application for Payment”). Landlord shall pay such amount requested in the applicable Completed Application for Payment to Tenant (or, if determined otherwise by Landlord, directly to Tenant’s general contractor) within thirty (30) days following Tenant’s submission of the Completed Application for Payment.

12. Estoppel. Tenant hereby certifies and acknowledges that, to Tenant’s best knowledge, as of the date of this Amendment, (a) Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; and (c) there are no offsets against Rent or Additional Rent. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is relying on such representations in entering into this Amendment.

13. Brokers. Landlord and Tenant hereby represent and warrant to the other party that it has not entered into any agreement or taken any other action which might result in any obligation on the part of the other party to pay any brokerage commission, finder’s fee or other compensation with respect to this First Amendment, other than JLL whose fee shall be paid in accordance with a separate agreement by Landlord, and each party agrees to protect, defend, indemnify and hold the other party harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys’ fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, “Claims”) in any way arising or resulting from or in connection with any breach or inaccuracy of such representation and warranty by the indemnifying party.

14. USA Patriot Act. Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, or the effect of any of the foregoing laws, regulations, orders or programs, if applicable, on the Lease. Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this First Amendment.

15. Ratification. Each of Landlord and Tenant hereby ratify and confirm their respective rights and obligations under the Lease. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall control.

16. Headings. The headings to sections of this First Amendment are for convenient reference only and shall not be used in interpreting this First Amendment.

17. Authority. Each of the parties hereto represents and warrants to the other that the persons executing this First Amendment on behalf of such party have the full right, power and authority to enter into and execute this First Amendment on such party’s behalf and that no consent from any other person or entity is necessary as a condition precedent to the legal effect of this Amendment.

18. Merger; Amendments. All prior understandings and agreements between the parties with respect to the subject matter of this First Amendment are merged within this First Amendment, which alone fully and completely sets forth the understanding of the parties with respect thereto. This First Amendment may not be changed or modified nor may any of its provisions be waived orally or in any manner other than by a writing signed by Landlord and Tenant.

19. Successors and Assigns. The terms, covenants and conditions contained herein are binding upon and inure to the benefit of the parties hereto and their successors and assigns.

20. Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Landlord and Tenant have executed this First Amendment on the day and year set forth above.

LANDLORD:	900 MIDDLESEX PROPERTY OWNER LLC
	By:	900MTPB4, LLC, its Manager
	By:	900M SPONSOR, LLC, its Manager
	By:	/s/ Steve Goodman
Steve Goodman
Steven E. Goodman, its Manager

TENANT:	MarkForged, Inc
	BY:	/s/ Mark Schwartz
Mark Schwartz
Its duly authorized Chief Financial Officer

Exhibit A

COMMON
649 SF
MARKFORGED
46,902 SF
TENANT 2
38,235 SF
RELOCATE JAN. DOOR TO COMMON AREA
NEW WALLS/DOOR: NEW COMMON RESTROOMS, JAN. EGRESS
RELOCATE DOOR
NEW DEMISING WALLS
RELOCATE DOOR
TENANT 2
10,134 SF

1 01 LEVEL 1 PLAN-DEMISING
3/64" = 1'-0"

2 02 LEVEL MEZZ PLAN
3/64" = 1'-0"